Exhibit 10.1
EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC.
388 GREENWICH STREET
NEW YORK, NEW YORK 10013
August 23, 2015
The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308

Attention:	Art P. Beattie
Executive Vice President, Chief Financial Officer and Treasurer

Project Falcon
Commitment Letter

Ladies and Gentlemen:
The Southern Company (the “Company”, the “Borrower” or “you”) have advised Citi (as defined below) (the “Commitment Party,” “we” or “us”) that you, directly or indirectly through one or more of your subsidiaries, intend to acquire (the “Acquisition”) all of the capital stock of the company disclosed to us and code named “Falcon” (the “Target” and, together with its subsidiaries, the “Acquired Business”), pursuant to the Agreement and Plan of Merger dated as of August 23, 2015 among the Borrower, AMS Corp. and the Target (including all schedules and exhibits thereto, the “Acquisition Agreement”). Capitalized terms used in this letter agreement (including the attached Annex A and Exhibits A, B and C, collectively, the “Exhibits”, this “Commitment Letter”), but not defined herein shall have the meanings given to them in the Exhibits hereto.
You have also advised us that you intend to finance a portion of the cash consideration for the Acquisition, the costs and expenses related to the Transaction (as defined below) from the issuance and sale by the Company of a combination of senior unsecured notes or other debt securities (the “Notes”) and/or equity securities (including convertible or equity-linked securities) (the “Equity”) which is expected to yield, in the aggregate, approximately US$8,100,000,000 in gross proceeds and/or, to the extent less than US$8,100,000,000 in gross proceeds are received from the issuance and sale of the Notes and/or Equity on or prior to the date of consummation of the Acquisition, up to US$8,100,000,000 in senior unsecured loans (the “Bridge Facility”). The Acquisition, the issuance and sale of the Notes and/or Equity, and the entering into and funding of the Bridge Facility, in each case, as described in Annex A hereto, and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.”
For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Commitment
Citi is pleased to inform the Company of CGMI’s commitment on behalf of Citi to provide the entire principal amount of the Bridge Facility on the terms set forth in this Commitment Letter, subject solely to the satisfaction (or waiver) of the conditions precedent set forth on Exhibit B hereto; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Operative Documents) other than those that are expressly stated in Exhibit B to the initial funding under the Bridge Facility on the Closing Date.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (A) such of the representations and warranties made by the Acquired Business in the Acquisition Agreement, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) with respect to the Borrower, the Specified Representations (as defined below) and (ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions expressly set forth in Exhibit B are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Operative Documents relating as to corporate existence of the Borrower, corporate power and authority (as to execution, delivery and performance of the Operative Documents by the Borrower), the due authorization, execution, delivery (in each case, by the Borrower) and enforceability of the Operative Documents, no conflicts with charter documents, material law or with respect to indebtedness of the Borrower in an outstanding principal amount in excess of $100 million, solvency as of the Closing Date after giving effect to the Transactions of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Exhibit C), Federal Reserve margin regulations, the Patriot Act, the Investment Company Act, FCPA and OFAC. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

2.	Commitment Termination
The Commitment Party’s commitment and the other obligations set forth in this Commitment Letter will terminate on the earliest of (A) August 23, 2016, or if the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) shall have been extended to a later date as provided in Section 8.1(b)(i) of the Acquisition Agreement (as in effect on the date hereof), such later date (but in any event not later than February 23, 2017), (B) the date the Operative Documents become effective and (C) the date the Acquisition Agreement is validly terminated in accordance with its terms (such earliest date, the “Termination Date”).

3.	Syndication
The Commitment Party reserves the right at any time on or after the Syndication Commencement Date (as defined in the Fee Letter), before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment under the Bridge Facility to one or more other financial institutions and institutional lenders in consultation with you that will become parties to the Operative Documents (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”); provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the date that is 15 days after the Syndication Commencement Date (or, if the Syndication Commencement Date is on or before September 14, 2015, 20 days after the Syndication Commencement Date) (the “Initial Syndication Period”), the selection of Lenders, any roles awarded and allocations by the Commitment Party shall be in accordance with the Syndication Plan (as defined in the Fee Letter) or otherwise subject to the Borrower’s approval, (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter referred to below) has not been achieved, the selection of Lenders by the Commitment Party shall be determined by the Commitment Party in consultation with the Borrower; provided, further, that Lenders selected by the Commitment Party pursuant to clause (b) above shall be limited (unless otherwise consented to by the Borrower, such consent not to be unreasonably withheld or delayed) to commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has a rating of BBB- or better by S&P (as defined below) and Baa3 or better by Moody’s (as defined below), and shall not include any Disqualified Institution (as defined below) and (c) following the achievement of a Successful Syndication, the Borrower shall have the applicable consent rights with respect to assignments of commitments and loans under the Bridge Facility as set forth in Exhibit A. As used herein, “Disqualified Institution” means those persons that are identified in writing by you to the Commitment Party on or prior to the date hereof.
You understand that the Commitment Party intends to commence such syndication efforts promptly after your acceptance of this Commitment Letter (in accordance with the Syndication Plan) and the commitment of the Commit-

ment Party hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders, pursuant to an amendment or amendment and restatement of, or customary joinder to, this Commitment Letter (any such amendment, amendment and restatement or joinder, a “Joinder”) or pursuant to the Operative Documents, whichever is earlier. The parties agree to cooperate in good faith to execute and deliver Joinders promptly upon prospective lenders’ being identified, which identification and allocation of commitments shall be determined by the Lead Arranger (as defined below) in consultation with you, but subject to your consent, approval and other rights set forth in the immediately preceding paragraph. With respect to any syndication, assignment or participation other than through a Joinder or pursuant to the Credit Documentation, the Commitment Party shall not be relieved, released or novated from its obligation hereunder until the funding on the Closing Date has occurred (but without limiting the Borrower’s acceptance of and obligation to execute and deliver Joinders as set forth in the preceding sentence).
Citi will act as the sole Lead Arranger (the “Lead Arranger”), sole bookrunning manager and Administrative Agent with respect to the Bridge Facility and, subject during the Initial Syndication Period to the Syndication Plan, will manage all aspects of the syndication of the Bridge Facility in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders, but subject, in all cases, to your consent, approval and other rights set forth in this first paragraph of this Section 3. The Company agrees, except as expressly permitted pursuant to the Syndication Plan, no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Lead Arranger (such consent not to be unreasonably withheld). The Company agrees that no Lender will receive any compensation of any kind for its participation in the Bridge Facility, except as expressly provided in the Fee Letter or in the Exhibits.
The Company shall take all commercially reasonable actions that the Lead Arranger may reasonably request to assist it in forming a syndicate of Lenders for the period (such period, the “Syndication Period”) from the Syndication Commencement Date until the earlier of (i) the Closing Date and (ii) the date of the occurrence of a Successful Syndication. The Company’s assistance shall include but not be limited to: (i) making senior management, representatives and advisors of the Company available to participate in informational meetings with potential Lenders at such times and places as shall be mutually agreed by the Lead Arranger and the Company and upon reasonable advance notice; (ii) using its commercially reasonable efforts to ensure that the syndication effort benefits from the Company’s existing lending relationships; (iii) assisting (including using its commercially reasonable efforts to cause its advisors to assist) in the preparation of a customary confidential information memorandum for the Bridge Facility (the “Confidential Information Memorandum”) and other marketing materials (together with the Confidential Information Memorandum, collectively, the “Bridge Facility Marketing Materials”) to be used in connection with the syndication; (iv) providing the Lead Arranger with projections, including updated projections, from time to time reasonably requested by the Lead Arranger during the Syndication Period; and (v) your using commercially reasonable efforts to maintain monitored public corporate credit or family ratings of the Borrower from Moody’s and S&P. Without limiting your obligations to assist with syndication efforts as set forth above, neither the maintenance of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Bridge Facility on the Closing Date.
The Company acknowledges that (i) the Lead Arranger may make available the Bridge Facility Marketing Materials to potential Lenders by posting the Bridge Facility Marketing Materials on Debtdomain or another similar electronic system (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, the Acquired Business or any securities of either party or their respective subsidiaries) (each, a “Public Lender”). The Company agrees that (A) at the request of the Lead Arranger, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning you, the Acquired Business or any securities of either party or their respective subsidiaries for purposes of United States federal and state securities laws; (B) all Bridge Facility Marketing Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (C) by marking Bridge Facility Marketing Materials “PUBLIC,” the Company will be deemed to have authorized the Lead Arranger and the proposed Lenders to treat such Bridge Facility Marketing Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to you, the Acquired Business or any securities of either party or their respective affiliates for purposes of United States federal and state securities laws; (D) all Bridge Facility Marketing Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (E) the Lead Arranger will be entitled to treat any Bridge Facility Marketing Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”
It is understood that in connection with your assistance described above, a customary authorization letter will be included in each confidential information memorandum that authorizes the distribution of such confidential information memorandum to prospective Lenders and confirms that the public-side version consists exclusively of Public Lender Information and each such confidential information memorandum shall exculpate us and our affiliates with respect to any liability related to the use of the contents of such confidential information memorandum or any related marketing material by such prospective Lenders.
To ensure an orderly and effective syndication of the Bridge Facility, the Company agrees that, from the date hereof until the last day of the Syndication Period, the Company will not (and will use commercially reasonable efforts (subject to the terms and conditions of the Acquisition Agreement) to cause the Acquired Business not to) syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of the Lead Arranger (not to be unreasonably withheld or delayed), if such issuance or syndication would reasonably be expected, in the reasonable judgment of the Lead Arranger, to materially and adversely impair the primary syndication of the Bridge Facility (it being understood that (i) borrowings under the Existing Credit Agreement, (ii) any indebtedness of the Acquired Business permitted under the Acquisition Agreement, (iii) commercial paper issuances, (iv) up to $1.5 billion in loans or note issuances to finance the Company’s working capital, investments in subsidiaries of the Company, capital expenditure and refinancing needs prior to the termination of the Bridge Facility, (v) a $1.0 billion revolving credit facility and (vi) ordinary course leases, purchase money debt and equipment financings, shall be permitted).

4.	Fees
In addition to the fees described in the Exhibits, the Company will pay (or cause to be paid) the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between the Company and the Commitment Party. The terms of the Fee Letter are an integral part of the Commitment Party’s commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter and the Exhibits shall be nonrefundable when paid except as expressly set forth therein.

5.	Indemnification
You agree to indemnify and hold harmless the Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, partners, employees, agents, advisors and representatives, it being understood that in no event will this indemnity apply to the Commitment Party or its affiliates solely in their capacity as the Financial Advisor (as defined below) (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Bridge Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnified Person, (B) any material breach of the obligations of such Indemnified Person under this Commitment Letter, the Fee Letter or any Operative Document, or (C) any dispute among Indemnified Persons that does not involve an act or omission by the Company or any of its subsidiaries (other than any claims against the Administrative Agent or Lead Arranger in their capacity as such)). In any case where the indemnity in this paragraph applies, the Company will not be required to reimburse the costs of more than one counsel to all Indemnified Persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction or one specialist counsel in any applicable specialty approved by you) and, solely in the case of an actual or potential conflict of interest, of one additional counsel and, if reasonably necessary, one local counsel in any relevant jurisdiction or one specialist counsel in any applicable specialty approved by you) to the affected Indemnified Persons). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by you, the Acquired Business, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The reimbursement and indemnity obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of the Commitment Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Commitment Party, any such affiliate and any such person.
No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, the Acquired Business, or any of their securityholders or creditors arising out of, related to or in connection with the transactions contemplated hereby, except to the extent of direct (as opposed to special indirect consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from (x) such Indemnified Person’s bad faith, gross negligence or willful misconduct in performing the services that are the subject of the Commitment Letter or (y) such Indemnified Person’s material breach of its obligations under this Commitment Letter or any Operative Document. In no event, however shall any Indemnified Party be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction.

6.	Costs and Expenses
You shall pay or reimburse the Commitment Party on demand for all costs and expenses incurred by the Commitment Party (whether incurred before or after the date hereof) in connection with the Bridge Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Operative Documents, including, without limitation, the reasonable and documented fees and disbursements of a single counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company further agrees to pay all costs and expenses of the Commitment Party (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights or remedies hereunder.

7.	Confidentiality
By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than the officers, directors, employees, consultants, accountants, attorneys and other advisors of the Company, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) the Company may disclose this Commitment Letter (other than the Fee Letter) to the Acquired Business and its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following your acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Commitment Party as provided below, you may file a copy of any portion of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law or regulation to be filed on the advice of your counsel, (iii) you may make such other public disclosures of any of the terms and conditions hereof as you are required by law, on the advice of your counsel, to make, (iv) this Commitment Letter and the information contained herein to any rating agency on a confidential basis, and (v) in connection with any action or proceeding or exercise of remedies related to this agreement or the contemplated transaction or the relationships referred to above. In addition, you may disclose (i) this Commitment Letter and the contents hereof in any syndication of the Bridge Facility or in any Confidential Information Memorandum, prospectus or offering memorandum related to any Notes or Equity or in any public filing (including documents furnished) relating to the Transactions, (ii) the aggregate amount of fees and other compensation under the Fee Letter (but without disclosing any specific fees, flex or other economic terms set forth therein) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of the Bridge Facility or in any prospectus or offering memorandum related to any the Notes or the Equity or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary and (iii) the Fee Letter to the Acquired Business and its officers, directors, employees, attorneys, accountants, agents, representatives and advisors, in each case in connection with the Transactions, on a confidential and need-to-know basis and redacted in a manner reasonably acceptable to the Commitment Party.
The Commitment Party will treat as confidential all non-public and confidential information provided to it by you or on your behalf hereunder and shall use all non-public and confidential information received by it in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter or the Fee Letter; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Bridge Facility (collectively, “Specified Counterparties”), (ii) to its affiliates and officers, directors, employees, accountants, attorneys, agents and advisors (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are bound to maintain the confidentiality of such information (provided the Commitment Party shall be responsible for its affiliates’, officers’, directors’ and employees’ compliance with this paragraph), (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person (A) shall limit such disclosure to the extent necessary to comply with such order, regulation, law or request and (B) agrees to the extent permitted under applicable law to inform you promptly thereof and, at your request, cooperate in seeking a protective order in respect thereof or in resisting such disclosure), (iv) to any rating agency on a confidential basis; provided that any disclosure of material non-public information shall require your prior approval, (v) in connection with an audit or examination by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof and (vii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than you, which it has no reason to believe has any confidentiality or fiduciary obligation to you, your affiliates or the Acquired Business with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Lead Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Party shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the execution and delivery of the Operative Documents by the parties thereto, at which time any confidentiality undertaking in the Operative Documents shall supersede the provisions in this paragraph.

8.	Representations and Warranties
You represent and warrant that (i) prior to the Closing Date, to your knowledge, with respect to all information relating to the Acquired Business, all written information, other than Projections (as defined below) and other information of a general economic or industry specific nature, that has been or will hereafter be made available to the Commitment Party, any Lender or any potential Lender by or on behalf of the Company, the Acquired Business or any of their respective representatives in connection with the transactions contemplated hereby (the “Information”) is and will be, when furnished, when taken as a whole, correct in all material respects and does not and will not contain, when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (in each case, after giving effect to all supplements and updates provided thereto, but, for the avoidance of doubt, such supplements or updates do not cure a prior breach of this representation and warranty) and (ii) all projections and other forward-looking information, if any, that have been or will be prepared by or on behalf of the Company, the Acquired Business or any of their respective representatives and made available to the Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made available to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which our out of your control, that no assurance can be given that any particular projection or other forward-looking information will be realized and that actual results during the period or periods covered by the Projections may differ materially from the projected results. If, at any time from the date hereof until the last day of the Syndication Period, any of the representations and warranties in the preceding sentence would not be accurate in any material respect (or, prior to the Closing Date, to your knowledge with respect to information relating to the Acquired Business) , then the Company will promptly supplement the Information and or Projections so that such representations and warranties contained in this paragraph remain accurate in all material respects in light of the circumstances in which statements are made.
In issuing this Commitment Letter and in arranging the Bridge Facility including the syndications of the Bridge Facility, the Commitment Party will be entitled to use, and to rely on the accuracy of, the Information furnished to it by or on behalf of the Company, the Acquired Business or any of their respective representatives without responsibility for independent verification thereof.

9.	No Third Party Reliance; Not a Fiduciary, Etc.
The agreements of the Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Bridge Facility are made solely for your benefit and the benefit of the Commitment Party, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties.
You hereby acknowledge that the Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You and the Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that the Commitment Party has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.
You understand that the Commitment Party and its affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the your interests. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates, the Acquired Business or other entities connected with the Bridge Facility or the transactions contemplated hereby.
In recognition of the foregoing, you agree that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to you. Neither this Commitment Letter nor the receipt by the Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account. Furthermore, you agree that neither the Group nor any member or business of the Group is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, the Group will not use confidential information except as permitted pursuant to Section 7 above.
In addition, you acknowledge that you have retained Citi as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

10.	Assignments
The Company may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter, or the Commitment Party’s commitment hereunder without the Commitment Party’s prior written consent, and any attempted assignment without such consent shall be void ab initio. The Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates (provided that no such assignment to an affiliate shall reduce the amount of the Commitment Party’s commitment hereunder) or, subject to the provisions of Section 3 and the Syndication Plan, to any Lender.

11.	Amendments
This Commitment Letter and the Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.	Governing Law, Etc.
THIS COMMITMENT LETTER AND THE FEE LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, THE FEE LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; PROVIDED THAT THE LAWS OF THE STATE OF GEORGIA SHALL GOVERN IN DETERMINING (I) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, (II) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN EXHIBIT B) HAS OCCURED AND (III) COMPLIANCE WITH ANY ACQUISITION AGREEMENT REPRESENTATIONS. This Commitment Letter and the Fee Letter set forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter and Fee Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter or the Fee Letter. Sections 4 through 8, 12 and 13 shall survive the termination of the Commitment Party’s commitment hereunder shall remain in full force and effect regardless of whether definitive Operative Documents are executed and delivered. You acknowledge that information and documents relating to the Bridge Facility may be transmitted through the Platform.

13.	Taxes; Payments.
All payments under this Commitment Letter (including without limitation, the Fee Letter) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. The Company will pay any and all such taxes and will indemnify the Commitment Party for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.
To the fullest extent permitted by law, the Company will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Company’s obligation to make, or the right of the Commitment Party to receive, such payments.

14.	Waiver of Jury Trial, Etc.
EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OF ENFORCEMENT HEREOF OR THEREOF.
With respect to all matters relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject jurisdiction, in any State court located in the City and County of New York; (ii) agrees that all claims related to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and/or the financing contemplated thereunder shall be brought, heard and determined exclusively in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to it at its address specified on the first page of this Commitment Letter. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

15.	Patriot Act
Citi hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Commitment Party and the Lenders are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow the Commitment Party or such Lender to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Party and the Lenders.

16.	Binding and Enforceable Agreement
Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to conditions precedent set forth in Exhibit B.
[Signature Page Follows]

If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.
Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/Carolyn A. Kee
Name: Carolyn A. Kee
Title: Managing Director

Signature Page - Commitment Letter

Accepted and agreed to as of
the date first written above:

THE SOUTHERN COMPANY

By	/s/Art P. Beattie
Name: Art P. Beattie
Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page - Commitment Letter

ANNEX A
CONFIDENTIAL
Transaction Description
Capitalized terms used but not defined in this Annex A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Annex A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Annex A shall be determined by reference to the context in which it is used.
The Company intends to acquire, directly or indirectly, an entity previously identified to the Commitment Party as “Falcon” (the “Target”).
In connection with the foregoing, it is intended that:

(a)	The Company will establish a newly formed company organized under the laws of the State of Georgia (“Merger Sub”) that is a wholly owned direct subsidiary of the Company.

(b)
The following transactions shall be consummated substantially contemporaneously: pursuant to the Acquisition Agreement, the Company will acquire all of the issued and outstanding equity interests of Target through a merger transaction in accordance with the terms of the Acquisition Agreement and Merger Sub will merge with and into Target, with Target as the surviving entity.

(c)
The Company intends to finance a portion of the cash consideration for the Acquisition from the issuance and sale by the Company of a combination of senior unsecured notes or other debt securities (the “Notes”) and/or equity securities (including convertible or equity-linked securities) (the “Equity”), or in the event the Notes and/or Equity cannot be issued on or before the Closing Date or less than US$8,100,000,000 of Notes and/or Equity are issued on or before the Closing Date, obtain the senior unsecured bridge facility described in Exhibit A to the Commitment Letter (the “Bridge Facility”).

(d)
All the existing third party indebtedness for borrowed money of Target, other than such of Target’s existing third party indebtedness for borrowed money that is permitted to remain outstanding under the Acquisition Agreement, will be refinanced, repaid or satisfied and discharged (the “Refinancing”).

(e)
The proceeds of the Equity and the Notes (or the Bridge Facility) on the Closing Date, together with cash on hand, will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions and (iii) to pay for the Refinancing.

Annex A-1

EXHIBIT A
PROJECT FALCON
SUMMARY OF TERMS AND CONDITIONS
US$8,100,000,000 Senior Unsecured Bridge Facility
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

Borrower:	The Southern Company.
Bridge Facility:
An aggregate principal amount of up to US$8,100,000,000 of senior unsecured bridge loans (the “Bridge Loans”), less all reductions pursuant to the Mandatory Prepayments and Commitment Reduction section below.

Purpose:	The proceeds of the Bridge Loans shall be used to finance the Transaction and to pay costs and expenses in connection therewith.
Sole Lead Arranger and Bookrunner:	Citigroup Global Markets Inc. (the “Lead Arranger”).
Administrative Agent:	An affiliate of Citigroup Global Markets, Inc. (the “Administrative Agent”).
Lenders:	A syndicate of lenders, including an affiliate of Citigroup Global Markets, Inc., selected in accordance with Section 3 of the Commitment Letter (the “Lenders”).
Closing Date:	The date that all conditions set forth in Exhibit B have been met or waived and the Acquisition is consummated.
Maturity Date:	The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 364 days after the Closing Date.
Availability:	The Bridge Facility shall be available for a single drawing on the Closing Date and any undrawn commitments shall automatically be terminated on the Closing Date.
Borrowing Options:
LIBOR (but not less than zero) and Base Rate, plus the Applicable Margin as set forth on the attached Pricing Schedule.
Base Rate means the highest of Citibank, N.A.’s prime rate, the federal funds rate + 0.50% and one-month LIBOR (but not less than zero) + 1.00%.

Pricing:
Pricing on the loans will be at the rates per annum set forth in the attached Pricing Schedule, expressed in basis points per annum, and will vary according to the Pricing Level commensurate with credit rating.

Duration Fees:
The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a duration fee on the dates and in the amounts indicated below, calculated on the aggregate principal amount of the Bridge Loans outstanding on such dates:
Date                                                       (bps)
90 days after the Closing Date               50.0
180 days after the Closing Date             75.0
270 days after the Closing Date           100.0

Interest Payments:	At the end of each applicable Interest Period or quarterly, if earlier.
Interest Periods:	1, 2, 3, or 6 months.
Optional Prepayments:
Base Rate Loans may be prepaid at any time without payment of any premium or penalty. LIBOR Loans may be prepaid upon at least three business days’ notice without payment of any premium or penalty, subject to payment of Lender’s breakage costs if not prepaid on the last day of an Interest Period. Any amount prepaid may not be reborrowed.

Optional Termination or Reduction of Commitments:
The Borrower may terminate the commitments in their entirety or reduce the commitments in amounts of at least $25 million with additional increments of $5 million at any time on one business day’s notice without payment of any premium or penalty.

Mandatory Prepayments and Commitment Reductions:
The Borrower shall prepay the Bridge Loans, and prior to the Closing Date, the commitments in respect thereof shall be automatically reduced, without premium or penalty together with accrued interest to the prepayment or purchase date, with (a) all net after-tax cash proceeds (which are above (x) $100 million for any single transaction or series of related transactions and (y) $250 million in the aggregate) from non-

Exhibit A-2

ordinary course sales of property and assets of the Borrower or any of its subsidiaries, including sales or issuances of common equity of the Borrower’s subsidiaries to third parties (“Asset Sale Proceeds”); provided that (i) Asset Sale Proceeds shall not include any such net cash proceeds that are reinvested, or are intended to be reinvested, within 12 months following receipt and (ii) in the case of any net cash proceeds received by a subsidiary of the Borrower, no such commitment reduction or repayment shall be required in respect of net cash proceeds that cannot, because of applicable law, rule or regulation or third-party agreement, be distributed or dividended to the Borrower (or the applicable subsidiary’s parent company) upon receipt, (b) all net cash proceeds from the issuance or incurrence of additional debt of the Borrower or any of its subsidiaries (other than the Regulated Subsidiaries and Southern Power), other than Excluded Debt and (c) all net cash proceeds from any issuance of equity interest by the Borrower, other than Excluded Equity Issuances.
“Excluded Debt” means (i) intercompany debt among any of the Borrower and its subsidiaries, (ii) borrowings under the Existing Credit Agreement (as defined below), (iii) indebtedness incurred for the purpose of renewing, refinancing or extending existing debt of the Borrower and its subsidiaries, including the refinancing of existing notes, bonds or debentures that mature prior to the latest possible maturity date of the Bridge Loans, for substantially the same, or lesser, aggregate principal amount, (iv) up to $1.5 billion in loans or note issuances to finance the Company’s working capital, investments in subsidiaries of the Company and capital expenditure prior to the termination of the Bridge Facility, (v) a $1.0 billion revolving credit facility and, (vi) commercial paper and (vii) ordinary course lease financings, purchase money debt, letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management and equipment financings.
“Excluded Equity Issuances” means any equity issuances (i) pursuant to any employee or director stock plans, other benefit plans and dividend reinvestment and direct stock purchase plans established in the ordinary course of business, or (ii) through sales agency agreements, up to $2.0 billion in the aggregate.
“Regulated Subsidiaries” means Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Southern Electric Generating Company.

Exhibit A-3

“Southern Power” means Southern Power Company and its consolidated subsidiaries.
Documentation Principles:
The Operative Documents shall contain representations, warranties, covenants and events of default based on and substantially similar to the Existing Credit Agreement (as defined below), and shall contain only the representations, warranties, covenants and events of default set forth below; provided, that the maximum indebtedness to capitalization ratio shall be as described on Annex A hereto.
For purposes hereof, including the Commitment Letter and all attachments thereto, the term “substantially similar to the Existing Credit Agreement” and words of similar import means substantially the same as the Amended and Restated Credit Agreement dated as of August 11, 2015 among the Borrower, certain financial institutions and Bank of America, N.A., as administrative agent (as in effect on the date hereof, the “Existing Credit Agreement”), with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the credit facility as a bridge facility) and the Fee Letter, (b)  to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Bridge Facility and (c) to accommodate the structure of the Acquisition.
The Operative Documents (a) will be drafted by counsel to the Lead Arranger, (b) will be negotiated, as promptly as reasonably practicable, in good faith by the Borrower and the Commitment Party, giving effect to the Limited Conditionality Provisions, (c) will be substantially similar to the Existing Credit Agreement.
The foregoing provisions shall be referred to as the “Documentation Principles.”

Conditions to Effectiveness:
The effectiveness of the Operative Documents will be subject solely to (i) delivery of counterparts to the Administrative Agent by each party to the Operative Documents, (ii) payment of reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger invoiced at least three business days prior to the date of such effectiveness (the “Effective Date”), (iii) delivery of all documentation and other information required by regulatory authorities under applicable

Exhibit A-4

“know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, at least 3 business days prior to the Effective Date, to the extent requested in writing by the Lead Arranger at least 10 business days prior to the Effective Date, (iv) the Administrative Agent (or its counsel) receiving organizational documents, resolutions and an incumbency certificate from the Borrower, (v)  the Administrative Agent receiving customary corporate and secretary’s certificates and (vi)  the Administrative Agent (or its counsel) receiving customary legal opinions from counsel to the Borrower, with such legal opinions to be in substantially the form delivered in connection with the Existing Credit Agreement.

Conditions to Availability of the Bridge Loans on the Closing Date:	The availability of the Bridge Loans on the Closing Date is subject solely to the satisfaction of the conditions set forth in Exhibit B to the Commitment Letter.
Actions Between Effective Date and Closing Date:
During the period from and including the Effective Date to and including the termination of all commitments with respect to the Bridge Facility (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenant, (iii) any provision to the contrary in any Operative Documents or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Bridge Facility (except as set forth in “Mandatory Prepayments/Commitment Reductions” above), (2) rescind, terminate or cancel the Operative Documents or exercise any right or remedy or make or enforce any claim under the Operative Documents, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Bridge Loan, (3) refuse to participate in making its Bridge Loan; provided that the applicable conditions precedent to the making of the Bridge Loans set forth in Exhibit B to the Commitment Letter have been satisfied, or (4) exercise any right of set-off or counterclaim in respect of its Bridge Loan to the extent to do so would prevent, limit or delay the making of its Bridge Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in

Exhibit A-5

the event that any applicable condition precedent set forth in Exhibit B to the Commitment Letter is not satisfied on the Closing Date, if a payment default shall have occurred and be continuing on the Closing Date or if the Lenders have terminated the commitments during the existence of a bankruptcy event of default with respect to the Borrower prior to the Closing Date; and (B) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Representations and Warranties of the Borrower:
Substantially similar to the Existing Credit Agreement and limited to the following representations and warranties (all of which, except as specifically noted below, shall be made on the Closing Date):
•   Organization and Good Standing
•   Due Authorization
•   No Conflicts
•   Consents
•   Enforceable Obligations
•   Financial Condition
•   No Default
•   Indebtedness and Off-Balance Sheet Indebtedness[1]
•   Litigation[2]
•   Taxes
•   Compliance with Law
•   ERISA
•   Use of Proceeds; Margin Stock
•   Investment Company Act
•   Solvency
•   Sanctions and Anti-Corruption Laws.
1To be made only on the Effective Date.
2To be made only on the Effective Date.

Covenants:
Substantially consistent with those contained in the Existing Credit Agreement, and limited to the following:

•   Information Covenants (financial statements, officer’s certificates, reports and notices)
•   Preservation of Existence and Franchises
•   Books and Records
•   Compliance with Law

Exhibit A-6

•   Payment of Taxes
•   Insurance
•   Performance of Obligations
•   ERISA
•   Use of Proceeds
•   Audits/Inspections
•   Maximum Indebtedness to Capitalization Ratio as described on Annex A
•   Nature of Business
•   Consolidation and Merger
•   Sale or Lease of Assets
•   Transactions with Affiliates
•   Fiscal Year
•   Liens
•   Sanctions and Anti-Corruption Laws.

Events of Default:
Substantially consistent with those contained in the Existing Credit Agreement, and limited to the following:
•   Failure to pay any principal payable under the credit agreement when due. Failure to pay interest or fees within 5 days of the due date.
•   Failure to comply with covenants, with grace periods where appropriate.
•   Representations or warranties false in any material respect when made.
•   Non-payment or acceleration of Material Debt.
•   Change of ownership or control.
•   ERISA.
•   Bankruptcy, insolvency, and judgments defaults.

Increased Costs/Change of Circumstances:
Substantially consistent with those contained in the Existing Credit Agreement protecting the Lenders in the event of unavailability of funding, illegality, increased costs and funding losses, including customary coverage for Dodd-Frank and Basel III. The Borrower may at its option terminate or replace the commitment of any Lender claiming under these provisions.

Indemnification:	Substantially the same as the indemnification provisions contained in the Existing Credit Agreement.
Transfers and Participations:
Subject to the Commitment Letter, Lenders will have the right to transfer or sell participations in their loans or commitments with the transferability of voting rights in the case of participations limited to changes in principal, rate, fees and term. Assignments, which must be in amounts of at least $5 million unless the Borrower otherwise agrees, will be allowed

Exhibit A-7

to Eligible Assignees (as defined in the Existing Credit Agreement) with the consent of the Administrative Agent and (so long as no payment or bankruptcy event of default exists) the Borrower, such consent not to be unreasonably withheld; provided that assignments will be allowed to other Lenders and to a Lender’s affiliates without any requirement of consent by the Borrower or the Administrative Agent.

Required Lenders:	More than 50.0% of the aggregate amount of the commitments or Bridge Loans.
Expenses:
The Borrower will pay all reasonable and documented legal and other reasonable and documented out-of-pocket expenses of the Lead Arranger and the Administrative Agent related to this transaction and any subsequent amendments or waivers, including the reasonable and documented expenses and fees of one special counsel to the Lead Arranger and the Administrative Agent. In connection with any enforcement proceeding relating to an Event of Default under this transaction, the Borrower will pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of its rights.

Confidentiality Provisions:	Customary in credit agreements of this nature, and substantially in accordance with those contained in the Existing Credit Agreement.
Governing Law:
State of New York; provided that the laws of the State of Georgia shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether a Company Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Acquisition Agreement Representations.

Counsel to the Lead Arranger and the Administrative Agent:	Shearman & Sterling LLP.

Exhibit A-8

PRICING SCHEDULE
The “Applicable Margin” for any day is the rate per annum set forth below in the applicable row and column corresponding to the Pricing Level that applies on such day:

Pricing Level	Senior Unsecured Debt Rating (S&P/Moody’s/Fitch)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans

I	> A+/A1/A+	0.875%	0.000%
II	A/A2/A	1.000%	0.000%
III	A-/A3/A-	1.125%	0.125%
IV	BBB+/Baa1/BBB+	1.250%	0.250%
V	BBB/Baa2/BBB	1.500%	0.500%
VI	< BBB-/Baa3/BBB- or unrated by any two of the rating agencies	1.750%	0.750%

Notwithstanding the foregoing, the “Applicable Margin” shall increase by (i) 25 basis points on the date that is the 91 days after the Closing Date, (ii) an additional 25 basis points on the date that is 181 days after the Closing Date, and (iii) another additional 25 basis points on the date that is 271 days after the Closing Date.
In each case, the applicable margin will be based on the Borrower’s long‑term senior unsecured debt ratings by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s, a division of The McGraw‑Hill Companies, Inc. (“S&P”), and Fitch, Inc. (“Fitch”). In the event there is a split in ratings among Moody’s, S&P and Fitch and (i) two ratings are equal and higher than the third, the higher rating will apply, (ii) two ratings are equal and lower than the third, the lower rating will apply or (iii) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of Moody’s, S&P and Fitch and there is a split in levels and (x) the ratings differential is one level, the higher rating will apply or (y) the ratings differential is two levels or more, the level one level lower than the higher rating shall apply.

Exhibit A-9

ANNEX A
Maximum Indebtedness to Capitalization Ratio
Capitalized terms that are not defined in this Annex A shall be defined in the Operative Documents consistent with the Existing Credit Agreement or otherwise subject to mutual agreement by the parties.

•	The ratio of (a) Indebtedness of the Borrower and its consolidated Subsidiaries to (b) Capitalization shall at all times be less than or equal to 0.70 to 1.0.

•
“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business); (iii) all capital lease obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of such Person in entities other than the Borrower or any of its Subsidiaries) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guaranty Obligations; and (vi) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances. It is understood and agreed for purposes of calculations under Section [   ] of this Agreement that Indebtedness (including Guaranty Obligations) shall not include (A) any indebtedness with respect to Rate Reduction Bonds, (B) any Off Balance Sheet Indebtedness in existence as of the Effective Date and additional Off Balance Sheet Indebtedness in an amount not to exceed $250,000,000 in the aggregate at any time, other than obligations of any partnership or joint venture that are recourse to the Borrower or any of its Subsidiaries, (C) any refinancing of Off Balance Sheet Indebtedness described in subsection (B) above in a principal amount not in excess of that outstanding as of the date of refinancing, (D) any project Indebtedness incurred by Subsidiaries of Southern Power to the extent such Indebtedness is non-recourse to Southern Power, or (E) any Indebtedness with respect to Hybrid Securities, as long as (1) the maturity date of such Hybrid Securities is subsequent to the Maturity Date, and (2) such Hybrid Securities are fully subordinated in right of payment to the Borrower Obligations; provided that the aggregate amount of Hybrid Securities excluded for purposes of calculation of Section [   ] at any date shall not exceed 15% of Capitalization; provided, further, that the amount of any mandatory principal amortization or defeasance of Hybrid Securities prior to the Maturity Date and any Hybrid Securities with a maturity date prior to the Maturity Date shall, in each case, be included in this definition of Indebtedness.

•
“Rate Reduction Bonds” means any bonds, debentures, notes, certificates of participation, certificates of beneficial interest, certificates of ownership or other evidences of Indebtedness or ownership that are issued by Mississippi Power Company (“Mississippi Power”), any entity formed by Mississippi Power or an assignee pursuant to an order of the Mississippi Public Service Commission under legislation passed by the legislature of the State of Mississippi, including, but not limited to, the Mississippi Public Utility Rate Mitigation and Reduction Act, the proceeds of which are used directly or

Exhibit A-10

indirectly to recover, finance or refinance generation facility costs and financing costs, and which are secured by or payable from all rights and interests of Mississippi Power or its Subsidiaries or successor or assignee under the applicable rate reduction bond financing order, including the right to impose, bill, collect and receive rate reduction bond charges, obtain periodic adjustments to such charges as provided in the applicable rate reduction bond financing order and any other security property included in the applicable rate reduction bond financing order.

•
Accounting Terms: All computations made under this Agreement (whether or not such computations specifically reference GAAP) relating to acquired Indebtedness shall be made without giving effect to any generally accepted accounting principles requiring any fair value adjustment that would cause such acquired Indebtedness to be marked to market.

Exhibit A-11

EXHIBIT B
CONFIDENTIAL
Summary of Additional Conditions Precedent
All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Additional Conditions Precedent is attached.
The borrowing under the Bridge Facility shall be subject to the following additional conditions precedent:
1.Operative Documents. Subject to the Limited Conditionality Provisions and the Documentation Principles, each party thereto shall have executed a credit agreement and, to the extent required, promissory notes (the “Operative Documents”).
2.Investment Banks. The Company shall have engaged one or more investment banks (the “Investment Banks”) reasonably satisfactory to the Lead Arranger (as defined below) to publicly sell or privately place the Notes and the Equity.
3.Consummation of Acquisition. The Acquisition shall have been or shall be, substantially simultaneously with the borrowing under the Bridge Facility, consummated in all material respects in accordance with the terms of the Acquisition Agreement (as in effect on the date hereof) without giving effect to any amendments, modifications, supplements, waivers or consents thereto by the Company that are materially adverse to the interests of the Lenders or the Lead Arranger and not approved by the Lead Arranger (which approval shall not be unreasonably withheld, conditioned or delayed); provided that, (x) any decrease in the cash portion of the purchase consideration for the Acquisition exceeding 10% in the aggregate shall be deemed materially adverse to the Lenders and any decrease of the cash portion of such purchase consideration equal to less than 10% in the aggregate shall be deemed not materially adverse to the Lenders so long as it shall have been allocated to reduce the Commitments in an amount equal to such reduction in the cash portion of the purchase consideration and (y) any increase in the cash portion of the purchase consideration equal to less than 10% shall be deemed not materially adverse to the Lenders.
4.Financial Statements. The Lead Arranger shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Acquired Business for the three fiscal years ended at least 60 days prior to the Closing Date (the Lead Arranger acknowledges receipt of such audited financial statements for the Company and the Acquired Business for the fiscals years ended 2012, 2013 and 2014 and agrees that, with respect to such audited financial information for any subsequent fiscal year, such condition shall be deemed satisfied through the filing by the Company or the Acquired Business, as the case may be, of the annual report on Form 10-K with respect to such fiscal year) (the “Audited Financial Statements”); (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Acquired Business for each completed fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the date hereof and at least 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review) (the “Unaudited Financial Statements”) (the Lead Arranger agrees that, with respect to such Unaudited Financial Statements for any fiscal quarter, such condition shall be deemed satisfied through the filing by the Company or the Acquired Business, as the case may be, of the quarterly report on Form 10-Q with respect to each such fiscal quarter), which audited and unaudited financial statements shall be prepared in accordance with, or reconciled to, United Stated generally accepted accounting principles (“U.S. GAAP”); and (c) a pro forma consolidated balance sheet and related balance sheet and statements of income of the Company for the latest fiscal year for which Audited Financial Statements have been delivered pursuant to the foregoing clause (a) and the latest 3-, 6-, or 9-month period for which the Unaudited Financial Statements have been delivered pursuant to the foregoing clause (b) (collectively, the “Pro Forma Financial Statements”), in each case meeting the requirements of Article 11 of Regulation S-X, to the extent the Company is (or would be following the 74-day grace period) required to file any such Pro Forma Financial Statements prior to an offering of securities under the Company’s current registration statement on Form S-3 (File No. 333-202413) (or if the Com-

Exhibit B-1

pany is no longer S-3 eligible, prior to the Securities and Exchange Commission (the “SEC”) declaring a registration statement of the Company on Form S-1 effective).
5.Offering Document for Notes. At least 20 days prior to the Closing Date, the Company shall have (i) provided to the Investment Banks one or more preliminary prospectuses, offering memoranda or private placement memoranda including all financial statements (including the Pro Forma Financial Statements (which shall include the impact of any other acquisitions for which the Company is (or would be following the 74-day grace period) required to file Pro Forma Financial Statements meeting the requirements of Article 11 of Regulation S-X prior to an offering of securities under the Company’s current registration statement on Form S-3 (File No. 333-202413) (or if the Company is no longer S-3 eligible, prior to the SEC declaring a registration statement of the Company on Form S-1 effective) and other information that would be required in a registration statement for an offering by the Company registered under the Securities Act relating to the Notes, and thereafter prepared supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (collectively, the “Offering Document”), (ii) used commercially reasonable efforts to cause the independent registered public accountants of the Company to deliver a draft of a customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document with respect to the Company, with such draft comfort letter to be in substantially the same form as prior comfort letters delivered by such independent registered public accountants in transactions involving the Company and the Investment Banks, and (iii) use its commercially reasonable efforts to cause the independent registered public accountants of the Acquired Business to deliver a draft of a customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document with respect to the Acquired Business.
6.Miscellaneous Closing Conditions. The Company shall have delivered to the Lead Arranger customary (A) legal opinions (which legal opinions shall be in substantially the form delivered in connection with the Existing Credit Agreement), (B) evidence of authority (including the incumbency of officers executing the Credit Documentation), (C) corporate resolutions, (D) good standing certificates (E) closing certificates regarding satisfaction of the conditions precedent to funding of the Bridge Facility (which shall be limited solely to the conditions precedent set forth in this Exhibit B) and (F) a solvency certificate, in the form of Exhibit C hereto.
7.Payment of Fees and Expenses. All fees due to the Administrative Agent, the Lead Arranger and the Lenders pursuant to the Fee Letter and, to the extent invoiced at least three business days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agent and the Lead Arrangers on or prior to the Closing Date pursuant to the Commitment Letter, shall have been paid.
8.Patriot Act. The Borrower shall have delivered the documentation and other information to the Lead Arranger that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, at least three (3) business days prior to the Closing Date, to the extent such documentation or other information is reasonably requested in writing at least ten (10) days prior to the Closing Date.
9.No Material Adverse Effect. Except as disclosed in the Company Reports (as defined in the Acquisition Agreement) publicly available at least 24 hours prior to the date the Acquisition Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature) or in the Company Disclosure Letter (as defined in the Acquisition Agreement), since June 30, 2015, there shall not have been any changes, events or developments that have had or would reasonably be expected to have, individually or in the aggregate, with all such other changes, events or developments, a Company Material Adverse Effect (as defined in the Acquisition Agreement).
10.Absence of Certain Defaults; Accuracy of Certain Representations. Subject to the Limited Conditionality Provisions, (A) there shall exist no default or event of default under the Operative Documents corresponding to the following clauses of Section 9.1 of the Existing Credit Agreement: (a), (c) (solely with respect to a breach of Section 7.11) and (e) and (B) each of the Acquisition Agreement Representations and the Specified Repre-

Exhibit B-2

sentations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and immediately after giving effect to, the making of the Bridge Loans.

Exhibit B-3

EXHIBIT C
Form of Solvency Certificate
Pursuant to Section [   ] of the Bridge Facility, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of The Southern Company (the “Company”), and not individually, as follows:
As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Bridge Loans under the Bridge Facility, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Bridge Facility.

[Signature Page Follows]

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

THE SOUTHERN COMPANY

By:
Name:
Title:

Exhibit C-2